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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE

MEDIA CONTACT:                        INVESTOR CONTACT:
Katie O'Loughlin                      Annmarie Russell
Open Market, Inc.                     Open Market, Inc.
oloughlin@openmarket.com              russell@openmarket.com
781-359-7366                          781-359-7589



                    OPEN MARKET EXPECTS GAIN FROM OWNERSHIP
                      OF SIGHTPATH, INC. PREFERRED SHARES


BURLINGTON, Mass., April 10, 2000 -- Open Market, Inc. (NASDAQ: OMKT), a leading provider of integrated enterprise e-business solutions, today announced that it expects to realize a gain estimated at $14 to 16 million related to its ownership of SightPath, Inc. Preferred Stock.

In June 1998, Open Market and SightPath (formerly known as Clearview Technologies, Inc.) entered into an agreement whereby Open Market assigned to SightPath rights to a pending patent application by David Gifford, a founder of Open Market and SightPath, in exchange for 291,667 shares of Series A Convertible Preferred Stock of SightPath.

On March 29, 2000, Cisco Systems, Inc. (NASDAQ: CSCO) announced a definitive agreement to acquire all outstanding shares and options of SightPath in exchange for Cisco common stock with an aggregate value of approximately $800 million. The acquisition is expected to close in the fourth quarter of Cisco's current fiscal year, which ends July 29, 2000. Completion of the transaction is subject to certain conditions, including SightPath's shareholder approval.

The actual value that Open Market receives will depend upon the trading price of Cisco's common stock at the time that the acquisition is consummated. Based on recent closing prices of Cisco common stock, the value of Open Market's shares would be approximately $14 to 16 million. Approximately 10% of the shares are expected to be held in escrow for a period of one year. Open Market will record an initial gain when the transaction closes and the shares have been sold. Another gain will be recorded when the remaining shares are released from escrow.

"We are very pleased with the outcome of this transaction. Realizing this significant value from our early relationship with SightPath is especially satisfying," said Paul Esdale, Vice President of Corporate Development. "Many of the core technologies that are driving the internet economy originated at Open Market and add significant value to our e-Business suite and to the industry as a whole."

ABOUT OPEN MARKET
Founded in 1994, Open Market, Inc. is a worldwide leading provider of integrated enterprise e-business solutions. Open Market offers an integrated set of open, scaleable applications that enables enterprises to move their businesses to the Web. Open Market's products enable
                                     (MORE)
OPEN MARKET EXPECTS GAIN FROM OWNERSHIP
OF SIGHTPATH, INC. PREFERRED SHARES          2-2-2-2

companies to build dynamic, personalized, revenue-generating websites that are cost effective, easy to manage and quickly adapt to changing business requirements. Among Open Market's
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distinguished roster of global customers are many of the most popular domains on the Web, including Lycos.com and AOL.com; major industrials such as Acer, Ingram Micro, Milacron and Siemens; and 10 of the world's top 13 national telephone companies. Open Market's content management software is used by companies including Lucent Technologies, Financial Times of London, Hitachi, and Chase Manhattan Bank. The company, headquartered in Burlington, Massachusetts, has a presence in 31 countries. Open Market's international head office is in the UK with additional offices in Australia, Canada, France, Germany, Italy, Japan and The Netherlands. Open Market can be reached by calling 888-OPEN-MKT (toll-free) or 781-359-3000 in the U.S. or +44 (0)1753 838 000 in the U.K. or by visiting
http://www.openmarket.com.
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This news release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the estimated conversion rate of SightPath shares into Cisco shares, the volatility in price of Cisco common stock, Open Market's limited operating history, development of the Internet market, competitive pressures, and the risk factors detailed from time to time in Open Market's periodic reports and registration statements filed with the Securities and Exchange Commission.

Open Market is a registered trademark of Open Market, Inc. in the United States and other countries. All other names are used for identification purposes only and may be trademarks of their respective owners.